As filed with the Securities and Exchange Commission on June 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alumis Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-1771129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

280 East Grand Avenue South San Francisco, California 94080	94080
(Address of Principal Executive Offices)	(Zip Code)

ACELYRIN, Inc. 2020 Stock Option and Grant Plan

ValenzaBio, Inc. Stock Plan

ACELYRIN, Inc. 2023 Equity Incentive Plan

(Full titles of the plans)

John Schroer

Chief Financial Officer

Alumis Inc.

280 East Grand Avenue

South San Francisco, California 94080

(650) 231-6625

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kristin VanderPas

David Peinsipp

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, California 94111

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Alumis Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 10,884,135 shares of the Registrant’s voting common stock, par value $0.0001 per share (the “Alumis Common Stock”), consisting of shares of Alumis Common Stock (i) issuable pursuant to options initially granted under the ACELYRIN, Inc. 2020 Stock Option and Grant Plan, as amended (the “ACELYRIN 2020 Plan”), the ValenzaBio, Inc. Stock Plan (the “ValenzaBio Plan”) and the ACELYRIN, Inc. 2023 Equity Incentive Plan (the “ACELYRIN 2023 Plan” and, together with the ACELYRIN 2020 Plan and the ValenzaBio Plan, the “ACELYRIN Plans”) and (ii) that remain available for future issuance under the ACELYRIN 2023 Plan.

Pursuant to that certain Agreement and Plan of Merger, dated as of February 6, 2025, as amended on April 20, 2025 (as amended, the “Merger Agreement”), by and among the Registrant, Arrow Merger Sub, Inc. (“Merger Sub”), a direct wholly owned subsidiary of the Registrant, and ACELYRIN, Inc. (“ACELYRIN”), on May 21, 2025, Merger Sub merged with and into ACELYRIN, with ACELYRIN continuing as the surviving company in the Merger and a wholly owned subsidiary of the Registrant (the “Merger”) and each outstanding share of common stock, par value $0.00001 per share, of ACELYRIN (the “ACELYRIN Common Stock”) was converted into the right to receive 0.4814 shares of Alumis Common Stock and cash in lieu of any fractional shares. In addition, on the terms provided in the Merger Agreement and in connection with the Merger, on May 21, 2025, certain options to purchase ACELYRIN Common Stock that were granted under the ACELYRIN Plans and were outstanding immediately prior to the Merger were assumed by the Registrant and converted into options to purchase Alumis Common Stock (the “Assumed Options”). Subsequently, the ACELYRIN 2023 Plan was assumed by the Registrant and as modified in connection with such assumption permits equity awards thereunder to the extent permissible under applicable law and the Nasdaq Listing Rules. This Registration Statement registers an additional 4,712,186 shares of Alumis Common Stock that may be issued pursuant to such Assumed Options, as well as an additional 6,171,949 shares of Alumis Common Stock that remain available for future issuance under the ACELYRIN 2023 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The Registrant shall send or give the documents containing the information specified in Part I to the participants in the ACELYRIN Plans as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 19, 2025, as amended on April 23, 2025;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 14, 2025;
(c)	Current Reports on Form 8-K filed with the Commission on February 6, 2025 (other than Items 2.02 and 7.01 and related exhibits), February 21, 2025, April 21, 2025, May 19, 2025 and May 21, 2025; and
(d)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 25, 2024 (File No. 001-42143) under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 of the 2024 10-K.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee, or agent of the Registrant, provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.EXHIBITS

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 1, 2024).

4.2

Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 1, 2024).

4.3

Form of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-280068), filed with the Commission on June 24, 2024).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

99.1*	ACELYRIN, INC. 2020 Stock Option and Grant Plan, as amended.

99.2*

Forms of Non-Qualified Stock Option Grant Notice, Non-Qualified Stock Option Grant Notice-Non-U.S., Early Exercise Non-Qualified Stock Option Grant Notice, Incentive Stock Option Grant Notice, Restricted Stock Award Notice, Stock Option Agreement and Notice of Exercise and Early Exercise Stock Purchase Agreement under the ACELYRIN, Inc. 2020 Stock Option and Grant Plan.

99.3*	ValenzaBio, Inc. Stock Plan and forms thereunder.

99.4*	ACELYRIN, Inc. 2023 Equity Incentive Plan.

99.5*	Forms of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the ACELYRIN, Inc. 2023 Equity Incentive Plan.

99.6*	Forms of Restricted Stock Unit Grant Notice and Award Agreement under the ACELYRIN, Inc. 2023 Equity Incentive Plan.

107*	Filing Fee Table.

*	Filed herewith.

ITEM 9.UNDERTAKINGS

1.The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on June 10, 2025.

ALUMIS INC.

By:	/s/ Martin Babler
Martin Babler
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Babler and John Schroer, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin Babler	President, Chief Executive Officer and Director	June 10, 2025
Martin Babler	(Principal Executive Officer)

/s/ John Schroer	Chief Financial Officer	June 10, 2025
John Schroer	(Principal Financial and Accounting Officer)

/s/ Srinivas Akkaraju	Director	June 10, 2025
Srinivas Akkaraju, M.D., Ph.D.

/s/ Alan B. Colowick	Director	June 10, 2025
Alan B. Colowick, M.D., M.P.H.

/s/ Patrick Machado	Director	June 10, 2025
Patrick Machado, J.D.

/s/ Sapna Srivastava	Director	June 10, 2025
Sapna Srivastava, Ph.D.

/s/ James B. Tananbaum	Director	June 10, 2025
James B. Tananbaum, M.D.

/s/ Lynn Tetrault	Director	June 10, 2025
Lynn Tetrault, J.D.

/s/ Zhengbin Yao	Director	June 10, 2025
Zhengbin Yao, Ph.D.